Exhibit 10.2

TOWER TECH HOLDINGS INC.

DEFERRED COMPENSATION PLAN

ARTICLE 1.

PURPOSE

1.1                                 Deferred Compensation. The purpose of the Tower Tech Holdings, Inc. Deferred Compensation Plan (the “Plan”) is to provide incentives and rewards to certain key employees and nonemployee directors of Tower Tech Holdings, Inc. (“Company”) in the form of deferred compensation. The Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and 29 C.F.R. § 2520.104-23(b)(2), and is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder.

ARTICLE 2.

ADMINISTRATION

2.1                                 Administration and Delegation of Authority. The Plan shall be administered by the Board of Directors of the Company (the “Board”). Hereafter, the Board may be referred to as the “Administrator.”  No member of the Board shall participate in any decisions concerning the payments to be made to him or her, or other matters relating to his or her benefits hereunder. All actions of the Board shall be determined by a majority of its members at a meeting at which a quorum is present, or by a majority of all members in writing signed by all members, whether or not voting in favor of such determination. A majority of all of the members shall constitute a quorum.

2.2                                 Powers. Except as otherwise provided, and subject to the provisions of the Plan, the Administrator shall have full power and authority to administer and interpret the Plan, to adopt and revise rules, regulations and guidelines relating to the Plan and, to make all other determinations necessary or advisable for the administration of the Plan. Decisions and determinations by the Administrator shall be final and binding on all parties including, but not limited to, the Company and its employees and officers, whether or not they participate in the Plan.

ARTICLE 3.

PARTICIPATION

3.1                                 Selection of Participants and Plan Entry. The Administrator shall, from time to time, designate those key employees who shall be eligible to participate in the Plan. Any key employee selected to participate in the Plan shall continue to participate each plan year until otherwise determined by the Administrator. The Administrator shall periodically review its selection of participants and make any changes as the Administrator, in its sole discretion, deems appropriate. The Administrator may, in its sole discretion, designate certain key employees as being ineligible to participate in the Plan; provided, however, that the discontinuation of a key employee’s eligibility shall not alter, impair or reduce the value of any deferred compensation benefits earned by such key employee without his or her consent. In addition, nonemployee directors shall be eligible to participate in the Plan.

ARTICLE 4.

DEFERRED COMPENSATION BENEFITS

4.1.                              Deferred Compensation Through Salary Deferrals. A key employee or nonemployee director who is participating or will participate for a plan year and who the Administrator determines is eligible or is expected to be eligible to participate in the Plan may file, on a form prescribed by the Administrator, prior to the later of (i) the first day of such plan year, and (ii) the 31st day after the employee first becomes a participant, an irrevocable election to defer the receipt of all or a portion of the salary and/or bonus compensation payable to such key employee or all or a portion of the directors’ fees payable to such nonemployee director during such plan year. Such election shall apply only to compensation or fees earned for services performed after the election is filed. Amounts so deferred shall be credited to the key employee’s or nonemployee director’s Salary Deferral Account.

4.2                                 Deferred Compensation Through Company Contributions. For any plan year in which a key employee or nonemployee director is a participant of the Plan, the Company may, in its sole discretion, credit additional amounts to the key employee’s or the nonemployee director’s Company Contribution Account.

4.3                                 Value of Deferred Compensation Accounts. The value of a participant’s Deferred Compensation Account at any time shall be the sum of the Salary Deferral Account and Company Contribution Account, adjusted as described in this Section 4.3.

4.3.1                        Deemed Investment in Company Stock. A participant’s Deferred Compensation Account shall be deemed to be invested in shares of the Company’s Common Stock. The number of shares of Common Stock deemed credited to the participant’s Deferred Compensation Account shall be determined by dividing the dollar amount of the participant’s salary deferrals and company contributions by the per share fair market value of the Company’s Common Stock as of the valuation date coinciding with the date such deferrals or contributions are credited to the participant’s Deferred Compensation Account. As of each valuation date, and at such other times as may be required by the Plan, the value of the participant’s Deferred Compensation Account shall be adjusted for increases or decreases in the per share fair market value of the Company’s Common Stock. Nothing in this Section 4.3.1 shall require the Company to issue any shares in connection with the Plan or with respect to a participant’s Deferred Compensation Account.

4.4                                 Vesting. All amounts credited to a participant’s Deferred Compensation Account under this Plan shall be fully vested and nonforfeitable at all times.

4.5                                 Payment.

4.5.1                        General. The value of a participant’s Deferred Compensation Account shall be paid to the participant (or, in the event of the participant’s death, to the participant’s beneficiary) in a single lump-sum payment, in cash, on the earliest of the following events:  (i) within thirty (30) days following the date of the participant’s separation from service, (ii) within thirty (30) days following the date of the participant’s death, or (iii) within thirty (30) days following a effective date of the change of control. Notwithstanding anything in this Section 4.5.1 to the contrary, if the Company determines that the participant is a “specified employee” as defined in Code Section 409A as of the date of the participant’s separation from service, payment of the participant’s Deferred Compensation Account shall not be made earlier than the first day of the seventh month following the participant’s separation from service or, if earlier, within thirty (30) days of the date of the participant’s death.

4.5.2                        Unforeseeable Emergency. The Administrator may, in its sole discretion, approve a distribution request if it determines that such withdrawal is necessary to meet an unforeseeable emergency. The authorized distribution may not exceed the amount reasonably required to satisfy the unforeseeable emergency. Further, a distribution shall not be approved if the unforeseeable emergency is or may be relieved through reimbursement or compensation from insurance or otherwise; by liquidation of the participant’s assets, to the extent such liquidation would not cause severe financial hardship; or by cessation of deferrals under this Plan. Distribution for an unforeseeable emergency shall be paid to the participant within thirty (30) days following the Administrator’s approval of the participant’s request for such distribution.

ARTICLE 5.

DEFINITIONS

5.1                                 Beneficiary. “Beneficiary” means the person or persons, natural or otherwise, designated by a participant to receive benefits in the event of the participant’s death. A participant may revoke or change his or her beneficiary designation at any time without the consent of the beneficiary. To be effective, such designation, revocation or alteration shall be in writing, in a form approved by the Administrator, and shall be filed with and accepted by the Administrator. The most recently dated beneficiary designation form which is validly filed with the Administrator by a participant shall revoke all previously dated beneficiary designation forms filed by such participant. If a participant fails to designate a beneficiary or if no beneficiary designated by the participant survives the participant, any remaining payments shall be paid to the participant’s estate. If a beneficiary dies before receiving all of the payments to which such beneficiary is entitled, any remaining payments shall be paid to such beneficiary’s estate.

5.2                                 Change of Control. “Change of control” means:

5.2.1                        The purchase or other acquisition by any one person, or more than one person acting as a group, of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total combined value or total combined voting power of all classes of stock issued by the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total combined value or total combined voting power of such stock, the acquisition of additional stock by the same person or persons shall not be considered a change of control;

5.2.2                        A merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving entity for the election of directors of the surviving entity;

5.2.3                        Any one person, or more than one person acting as a group, acquires  or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons, direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of stock of the Company constituting more thirty-five percent (35%) or more of the total combined voting power of all classes of stock issued by the Company;

5.2.4                        The purchase or other acquisition by any one person, or more than one person acting as a group, of substantially all of the total gross value of the assets of the Company during the twelve (12) month period ending on the date of the most recent purchase or other acquisition by such person or persons. For purposes of this Section 5.2.4, “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets; or

5.2.5                        A change in the composition of the Board of the Company at any time during any consecutive twelve (12) month period such that the “Continuity Directors” no longer constitute at least a seventy percent (70%) majority of the Board. For purposes of this event, “Continuity Directors” means those members of the Board who were directors at the beginning of such consecutive twelve (12) month period or were elected by, or on the nomination or recommendation of, at least a two thirds (2/3) majority of the then-existing Board of Directors.

In all cases, the determination of whether a change of control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

5.3                                 Effective Date . The effective date of the Plan shall be October 24, 2007.

5.6                                 Plan Year. “Plan year” means the twelve-month period beginning January 1st and ending December 31st of each year.

5.7                                 Separation from Service. “Separation from service” shall mean the participant’s termination of employment or retirement with, or termination as a director of, the Company. A participant shall not be deemed to have a separation from service while the participant is on military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed six (6)

months or, if longer, the participant’s right to reemployment with the Company provided either by statute or contract. If the period of leave exceeds six (6) months and the participant’s right to reemployment is not provided either by statute or contract, the participant shall be deemed to have a separation from service on the first day immediately following such six (6) month period. A termination of employment shall occur if, based on the facts and circumstances, the participant and the Company reasonably anticipate that no further services would be performed by the participant (whether as an employee or an independent contractor) after the termination date or that the level of the participant’s services would permanently decrease to no more than 20% of the average level of bona fide services performed by the participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the period of time that the participant performed services for the Company, if less than 36 months). Such determination shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

5.8                                 Trust. “Trust” means a grantor trust, if any, established in connection with the Plan, which conforms to the terms of the model trust agreement set forth in Revenue Procedure 92-64, I.R.B. 1992-33.

5.9                                 Unforeseeable Emergency. “Unforeseeable emergency” means the participant’s severe financial hardship resulting from an illness or accident of the participant or his or her spouse or dependents (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, such as from a natural disaster); or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant, including, but not limited to, imminent foreclosure or eviction from the participant’s primary residence, medical expenses, or funeral expenses for a spouse or dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)). The determination of whether the Participant is faced with an unforeseeable emergency shall be based on the relevant facts and circumstances and shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

5.10                           Valuation Date. “Valuation Date” means each day of the plan year during which the New York Stock Exchange is open for business.

ARTICLE 6.

MISCELLANEOUS PROVISIONS

6.1                                 Nontransferability.  No participant or the estate or heirs at law of any participant shall have any right to assign, encumber or otherwise anticipate the right to receive payment hereunder, and the value of the participant’s Deferred Compensation Account under the Plan shall not be subject to garnishment, attachment or any other legal process by the creditors of any participant or the estate or heirs at law of any participant hereunder.

6.2                                 Liability of Company. The Company shall have no liability in connection with the Plan except to pay any nonforfeitable benefits in accordance with the terms of the Plan. The Company has made no representations to any participant with respect to the tax implications of any transactions contemplated by the Plan. Each participant shall obtain his or her own counsel to advise the participant with respect to the tax effect of the Plan.

6.3                                 Binding Effect. The Plan shall be binding upon the participants and the Company and their heirs, executors and assigns. The Company shall not be a party to any merger, consolidation or reorganization unless and until its obligations under the Plan shall be expressly assumed by its successor or successors.

6.4                                 Payment in Case of Incompetency. If, in the judgment of the Administrator based upon facts and information readily available to it, any person entitled to receive a payment hereunder is incapable for any reason of personally receiving and giving a valid receipt for the payment of a benefit, the Administrator may cause such payment or any part thereof to be made to the duly appointed guardian or legal representative of such person, or to any person or institution contributing to or providing for the care and maintenance of such person, provided that no prior claim for said payment has been made by a duly appointed guardian or legal representative of such person. The Administrator shall not be required to see to the proper application of any such payment made in accordance with the provisions hereof, and any such payment shall constitute payment for the account of such person and a full discharge of any liability or obligation of the Company.

6.5                                 Withholding. The Company shall have the right to deduct from all amounts payable hereunder any state or federal taxes required by law to be withheld with respect to such awards. If the Company is unable to withhold such federal and state taxes, for whatever reason, the participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law.

6.6                                 Right to Terminate Employment. No employee or other person shall have any claim or right to receive awards under or otherwise participate in the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employment of the Company, interfere with the right of the Company to discharge any employee at any time, give the Company the right to require an employee to remain in its employ, or interfere with the employee’s right to terminate employment at any time.

6.7                                 Plan Shall be Unfunded. The Plan shall at all times be entirely unfunded, no action shall be taken at any time which would have the effect of segregating assets of the Company for payment of any benefit hereunder, and no participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit hereunder. Any participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights hereunder. The Company may, in its discretion, establish a Trust to provide for payment of participants’ deferred compensation benefits.

6.8                                 Compliance with Applicable Laws. The Company and participants intend that the Plan comply with the applicable provisions of the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, with the applicable provisions of ERISA, as amended, and the regulations thereunder, and with any provisions of the Securities Exchange Act of 1934, as amended, that may be applicable. If, at a later date, these provisions are construed in such a way as to make the Plan null and void, the Plan shall be given effect in a manner that shall best carry this intention.

6.9                                 Notices. Any notice, election or form to be delivered pursuant to the Plan shall be given in writing and delivered, personally or by first-class mail, postage prepaid, to the Company, the participant or any other person, as the case may be, at their last known address.

6.10                           Headings. Headings or titles at the beginning of articles and sections are for convenience of reference, shall not be considered a part of the Plan, and shall not influence its construction.

6.11                           Amendment and Termination. The Administrator, and only the Administrator, may alter, amend or terminate the Plan at any time; provided, however, that no amendment to the Plan may alter, impair or reduce the value of a participant’s deferred compensation benefits to the extent vested prior to the effective date of such amendment, without the written consent of such participant. Notwithstanding the foregoing, the Company expressly reserves the right to amend the Plan to the extent necessary or desirable to comply with the requirements of Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder without the consent of any participant.

6.12                           Governing Law. The provisions of the Plan shall be construed and enforced according to the laws of the State of Wisconsin to the extent that such laws are not preempted by any applicable federal law.

6.13                           Claims Procedure. The Company has established a procedure for resolving any disputes or claims arising under the Plan. Unless otherwise established by the Company, the following is the claims procedure under the Plan:

6.13.1                  Filing and Denial of Claim. Participant or his beneficiary (hereinafter referred to in this section as the “Claimant”) may file a written claim with Company requesting a benefit unfder the agreement or objecting to the determination of the benefits payable hereunder at any time prior to the expiration of 30 days subsequent to the date payment of benefits is to commence, or would commence if any benefits were payable. If the Company denies, in whole or in part, any claim so filed, notice of such denial shall be furnished in writing to the Claimant within 90 days after the Company’s receipt of the claim unless the Company determines that special circumstances require an extension of time for processing the claim, in which case the Company shall provide written notice of the extension to the Claimant prior to the expiration of the initial 90-day period. Such notice of extension shall describe the special circumstances requiring an extension of time and the date by which the Company expects to render the benefit determination, which date shall not be later than 90 days after the end of the initial 90-day period. The written denial shall state, in a manner calculated to be understood by the Claimant:

(a)                                  The specific reasons for denial;

(b)                                 Specific references to applicable agreement provisions upon which the denial is based;

(c)                                  A description of additional material or information necessary, if any, for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)                                 A description of the agreement’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502 following denial on review.

6.13.2                  Review of Denial. In the event a claim for benefits is denied, in whole or in part, pursuant to the provisions under Section 6.13.1 above, the Claimant or his or her authorized representative may request in writing, within 60 days of the Claimant’s receipt of the Company’s denial, a review of such denial. The Claimant may submit written comments, documents, records, and other information relating to his or her claim for benefits. The Claimant shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim for benefits. Such review shall consider all comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of what was reviewed and considered in the initial benefit determination. Except as otherwise provided in 29 C.F.R. § 2560.503-1(i)(1)(ii) (applicable when a committee or board of trustees is delegated authority to consider the claim and has regularly scheduled quarterly or more frequent meetings), the Company must provide to the Claimant, within 60 days after receipt of the Claimant’s request for review, a written decision of its disposition of the claim on review; provided, however, that if the Company determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim on review, the Company shall provide written notice of the extension to the Claimant prior to the expiration of the initial 60-day period. Such notice of extension shall disclose the special circumstances and the date upon which the Company expects to render the determination, which date shall not be later than 60 days from the initial 60-day period. The Company may hold a hearing for the review of any claim if the Claimant so requests in the Claimant’s written request for review and if the Company , in its sole discretion, determines such a hearing is necessary due to the complexity of issues involved or the nature of the claim. The Company shall provide the Claimant with written notification of the agreement’s benefit determination on review. If the determination is adverse to the Claimant, the notification shall set forth, in a manner calculated to be understood by the Claimant:

(a)                                  The specific reasons for denial on review;

(b)                                 Specific references to applicable agreement provisions upon which the denial or review is based;

(c)                                  A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(d)                                 A statement of the Claimant’s right to bring an action under ERISA Section 502(a).

6.13.3                  Notice Periods and Legal Action. The Company shall inform the Claimant in writing, in a timely fashion, of any time limits with respect to filing claims, requests, denials, notices or decisions hereunder. If the Claimant fails to give proper notice or otherwise comply with the rules and procedures set forth under this Section 6.13, the Claimant shall be barred from any further legal action, including arbitration proceedings, to contest any determination made under the agreement with respect to benefits.

6.13.4                  Interpretation. The provisions under Section 6.13 shall be interpreted in a manner that is consistent with 29 C.F.R. § 2560.503-1, as amended from time to time.

Tower Tech Holdings, Inc. has caused this Plan to be executed by its duly authorized officer as of this 24th day of October, 2007.

TOWER TECH HOLDINGS, INC.

/s/ Steven A. Huntington
Steven A. Huntington
Chief Financial Officer